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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                  SIMS, LUKE E.
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   (Last)                           (First)             (Middle)

                               C/O FOLEY & LARDNER
                           777 EAST WISCONSIN AVENUE
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                                    (Street)

                           MILWAUKEE, WISCONSIN 53202
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         LACROSSE FOOTWEAR, INC. (BOOT)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 January 2, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     52,200         D
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                                                                                                                        By Spouse as
                                                                                                                       Custodian for
Common Stock                                                                                     18,000         I         Children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or              3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
              Exer-           Deemed   4.       Securities    Date              Securities        Price    cially    ity:    In-
              cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of      action  Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of      Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative    ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security      Secur-  Day/    Day/     ------   ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)    ity     Year)   Year)    Code V    (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
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Director
Stock Option
(Right to                                                                        Common
Buy)          $3.13                                             *      01/02/11   Stock  3,000             3,000     D
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Director
Stock Option
(Right to                                                                        Common
Buy)          $3.40                                            **      01/02/12   Stock  3,000             3,000     D
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Director
Stock Option
(Right to                                                                        Common
Buy)          $2.58  01/02/03          A         3,000         ***     01/02/13   Stock  3,000             3,000     D
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Explanation of Responses:
*    Automatic grant to reporting person of option to buy 3,000 shares of common stock under the LaCrosse Footwear, Inc. 2001
     Non-Employee Director Stock Option Plan. The option becomes exercisable in 20% increments on January 2, 2002, 2003, 2004,
     2005 and 2006, respectively.
**   Automatic grant to reporting person of option to buy 3,000 shares of common stock under the LaCrosse Footwear, Inc. 2001
     Non-Employee Director Stock Option Plan. The option becomes exercisable in 20% increments on January 2, 2003, 2004, 2005,
     2006 and 2007, respectively.
***  Automatic grant to reporting person of option to buy 3,000 shares of common stock under the LaCrosse Footwear, Inc. 2001
     Non-Employee Director Stock Option Plan. The option becomes exercisable in 20% increments on January 2, 2004, 2005, 2006,
     2007 and 2008, respectively.

                                                                                  LUKE E. SIMS


**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                       /s/ Luke E. Sims                         1/14/03
                                                                                  -------------------------------------   ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ** Signature of Reporting Person           Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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